Exhibit 99.1

18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	THREE PART ADVISORS:
Brian Ketcham	Hala Elsherbini
Senior Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2020 Fourth Quarter and Full Year Results

•	Irrigation and Infrastructure segments deliver fourth quarter revenue growth

•	Fourth quarter revenues grow to $128.4 million and EPS improves to $1.35

•	Margin improvement objective achieved with full year operating margin of 11.4 percent

OMAHA, Neb., October 22, 2020—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its fourth quarter and fiscal year, which ended on August 31, 2020.

Fourth Quarter and Full Year Summary

Revenues for the fourth quarter of fiscal 2020 were $128.4 million, an increase of $26.5 million, or 26 percent, compared to revenues of $101.9 million in the prior year fourth quarter. Net earnings for the quarter were $14.7 million, or $1.35 per diluted share, compared with net earnings of $1.5 million, or $0.14 per diluted share, for the prior year fourth quarter. Net earnings for the prior year fourth quarter adjusted to eliminate costs associated with the Foundation for Growth initiative and a valuation adjustment for indirect tax credits were $5.8 million, or $0.54 per diluted share.1

Revenues for the year ended August 31, 2020, were $474.7 million, an increase of $30.6 million, or 7 percent, compared to revenues of $444.1 million in the prior year. Net earnings for the year were $38.6 million, or $3.56 per diluted share, compared with net earnings of $2.2 million, or $0.20 per diluted share, in the prior year. Net earnings for the prior year adjusted to eliminate costs associated with the Foundation for Growth initiative and a valuation adjustment for indirect tax credits were $15.6 million, or $1.45 per diluted share.1

“We were pleased to see fourth quarter revenue growth in both our Irrigation and Infrastructure segments, highlighted by the successful execution of our large Road Zipper® project with Highways England in the U.K.,” said Tim Hassinger, President and Chief Executive Officer. “I am proud of the Lindsay team for achieving our 2020 operating margin goal, especially given the additional market challenges presented by the coronavirus pandemic. We achieved another key objective related to culture, measured through an organizational health assessment conducted by a major consulting firm.”

Fourth Quarter Segment Results

Irrigation segment revenues for the fourth quarter of fiscal 2020 were $75.6 million, an increase of $6.1 million, or 9 percent, compared to $69.5 million in the prior year fourth quarter. North America irrigation revenues of $39.8 million decreased $1.8 million, or 4 percent, compared to the prior year. The decrease resulted primarily from lower engineering services revenue related to a project in the prior year that did not repeat. An increase in irrigation equipment unit volume and higher sales of replacement parts was offset by the impact of lower average selling prices. International irrigation revenues of $35.8 million increased $7.8 million, or 28 percent. The increase resulted primarily from higher sales volumes in Brazil, Australia and the Middle East which were partially offset by the unfavorable effects of foreign currency translation of approximately $3.4 million compared to the prior year.

Irrigation segment operating margin was 7.7 percent of sales in the fourth quarter, compared to 5.0 percent of sales (9.0 percent adjusted)1 in the prior year fourth quarter. Operating margin in the current year fourth quarter was negatively impacted by expense of approximately $1.6 million, related to an increase in the environmental remediation liability and severance costs.

[1]	Please see Reg G reconciliation of GAAP operating income, net earnings and diluted earnings per share to adjusted figures at end of document.

Infrastructure segment revenues for the fourth quarter of fiscal 2020 were $52.8 million, an increase of $20.4 million, or 63 percent, compared to $32.4 million in the prior year. The increase resulted from higher Road Zipper System® sales compared to the prior year, including the large project with Highways England in the U.K.

Infrastructure segment operating margin was 38.0 percent of sales in the fourth quarter, compared to 28.8 percent of sales in the prior year fourth quarter. Operating margin improvement resulted primarily from increased sales in higher margin product lines and from improved cost and pricing performance.

The backlog of unfilled orders at August 31, 2020 was $58.7 million compared with $55.4 million at August 31, 2019. Included in these backlogs are amounts of $6.3 million and $10.0 million, respectively, that are not expected to be fulfilled within the subsequent twelve months.

Outlook

“The recent increase in agricultural commodity prices along with additional government support payments to farmers under the expanded Coronavirus Food Assistance Program have raised estimates for U.S. farm income,” said Mr. Hassinger. “This supports an improved outlook for North America irrigation equipment demand for the fall selling season. We expect growth in international irrigation led by continued momentum in Brazil and other markets as well as new agricultural development being driven by heightened food security concerns as a result of the global coronavirus pandemic.”

Mr. Hassinger added, “Our infrastructure business achieved a record year in fiscal 2020, in large part due to our success in implementing the “shift left” strategy to expand our addressable market for Road Zipper® systems. We continue to be encouraged by the execution of this strategy, which has resulted in a higher quality sales funnel.”

Fourth Quarter Conference Call

Lindsay’s fiscal 2020 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems and FieldNET® remote irrigation management and scheduling technology, as well as irrigation consulting and design and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three Months Ended August 31,		Years Ended August 31,
(in thousands, except per share amounts)	2020	2019	2020	2019
Operating revenues	$128,405	$101,885	$474,692	$444,072
Cost of operating revenues	83,038	70,398	322,149	329,464

Gross profit	45,367	31,487	152,543	114,608

Operating expenses:
Selling expense	9,343	6,886	31,444	30,820
General and administrative expense	14,921	17,152	52,947	63,737
Engineering and research expense	3,647	3,389	13,950	13,936

Total operating expenses	27,911	27,427	98,341	108,493

Operating income	17,456	4,060	54,202	6,115
Other income (expense):
Interest expense	(1,185)	(1,215)	(4,759)	(4,767)
Interest income	544	472	1,956	2,402
Other income (expense), net	1,641	(1,052)	(2,556)	(1,643)

Total other income (expense)	1,000	(1,795)	(5,359)	(4,008)

Earnings before income taxes	18,456	2,265	48,843	2,107
Income tax expense (benefit)	3,782	762	10,214	(65)

Net earnings	$14,674	$1,503	$38,629	$2,172

Earnings per share:
Basic	$1.35	$0.14	$3.57	$0.20
Diluted	$1.35	$0.14	$3.56	$0.20

Shares used in computing earnings per share:
Basic	10,835	10,786	10,823	10,781
Diluted	10,880	10,817	10,861	10,810

Cash dividends declared per share	$0.32	$0.31	$1.26	$1.24

LINDSAY CORPORATION AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Unaudited)

	Three months ended		Twelve months ended
(in thousands)	August 31, 2020	August 31, 2019	August 31, 2020	August 31, 2019
Operating revenues:
Irrigation:
North America	$39,757	$41,509	$218,954	$218,627
International	35,824	27,995	124,575	132,871

Irrigation total	75,581	69,504	343,529	351,498
Infrastructure	52,824	32,381	131,163	92,574

Total operating revenues	$128,405	$101,885	$474,692	$444,072

Operating income:
Irrigation	$5,829	$3,463	$40,214	$29,804
Infrastructure	20,085	9,340	43,771	16,599
Corporate	(8,458)	(8,743)	(29,783)	(40,288)

Total operating income	$17,456	$4,060	$54,202	$6,115

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)	August 31, 2020	August 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$121,403	$127,204
Marketable securities	19,511	—
Receivables, net of allowance of $2,780 and $2,635, respectively	84,604	75,551
Inventories, net	104,792	92,287
Assets held-for-sale	—	2,744
Other current assets	17,625	15,704

Total current assets	347,935	313,490

Property, plant, and equipment, net	79,581	68,968
Intangible assets, net	23,477	24,382
Goodwill	68,004	64,387
Operating lease right-of-use assets	27,457	—
Deferred income tax assets	9,935	11,758
Other noncurrent assets	14,137	17,329

Total assets	$570,526	$500,314

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,554	$29,434
Current portion of long-term debt	195	209
Other current liabilities	72,646	52,488

Total current liabilities	102,395	82,131

Pension benefits liabilities	6,374	6,029
Long-term debt	115,682	115,846
Operating lease liabilities	25,862	—
Deferred income tax liabilities	889	872
Other noncurrent liabilities	20,806	27,227

Total liabilities	272,008	232,105

Shareholders’ equity:
Preferred stock	—	—
Common stock	18,918	18,870
Capital in excess of stated value	77,686	71,684
Retained earnings	499,724	474,740
Less treasury stock - at cost	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(20,572)	(19,847)

Total shareholders’ equity	298,518	268,209

Total liabilities and shareholders’ equity	$570,526	$500,314

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Years Ended August 31,
(in thousands)	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$38,629	$2,172
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	19,396	14,018
Gain on sale of property and equipment	(1,158)	26
Loss on sale of businesses	—	301
Provision (benefit) for uncollectible accounts receivable	589	(496)
Deferred income taxes	1,384	(5,686)
Share-based compensation expense	5,616	4,195
Valuation adjustment for indirect tax credits	—	2,795
Foreign currency transaction loss	1,102	709
Other, net	1,446	246
Changes in assets and liabilities:
Receivables	(9,523)	(7,969)
Inventories	(14,039)	(16,187)
Other current assets	(6,612)	173
Accounts payable	(691)	2,119
Other current liabilities	16,673	2,629
Other noncurrent assets and liabilities	(6,778)	4,752

Net cash provided by operating activities	46,034	3,797

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(21,445)	(23,211)
Proceeds from sale of assets held-for-sale	3,955	—
Purchases of marketable securities available-for-sale	(28,041)	—
Proceeds from maturities of marketable securities available-for-sale	8,548	—
Proceeds from settlement of net investment hedges	1,503	2,262
Payments for settlement of net investment hedges	—	(327)
Acquisition of business, net of cash acquired	(3,034)	—
Other investing activities, net	—	57

Net cash used in investing activities	(38,514)	(21,219)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,545	177
Common stock withheld for payroll tax obligations	(1,111)	(1,124)
Principal payments on long-term debt	(227)	(205)
Payment of debt issuance costs	—	(115)
Dividends paid	(13,645)	(13,375)

Cash and cash equivalents, end of period	(13,438)	(14,642)

Effect of exchange rate changes on cash and cash equivalents	117	(1,519)

Net change in cash and cash equivalents	(5,801)	(33,583)
Cash and cash equivalents, beginning of period	127,204	160,787

Cash and cash equivalents, end of period	$121,403	$127,204

LINDSAY CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

The non-GAAP tables below disclose (a) the impact on diluted earnings per share of (1) consulting fees, severance costs and loss from business divestitures, associated with the Company’s Foundation for Growth Initiative (“FFG costs”), and (2) a valuation adjustment for indirect tax credits in a foreign jurisdiction (“valuation adjustment”), (b) the impact on operating income of FFG costs and the valuation adjustment, and (c) the impact on segment operating income of FFG costs and the valuation adjustment. Management believes adjusted net earnings, adjusted diluted earnings per share and adjusted operating income are important indicators of the Company’s business performance because they exclude items that may not be indicative of, or may be unrelated to, the Company’s underlying operating results, and provide a useful baseline for analyzing trends in the business. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. These adjusted financial measures should not be considered in isolation or as a substitute for reported net earnings, diluted earnings per share and operating income. These non-GAAP financial measures reflect an additional way of viewing the Company’s operations that, when viewed with the GAAP results and the following reconciliations to the corresponding GAAP financial measures, management believes provides a more complete understanding of the Company’s business.

	Three months ended		Twelve months ended
(in thousands, except per share amounts)	August 31, 2019	Diluted earnings per share	August 31, 2019	Diluted earnings per share
Net earnings - reported GAAP measure	$1,503	$0.14	$2,172	$0.20
FFG costs - pre-tax	1,947	0.18	15,113	1.40
Valuation adjustment - pre-tax	2,795	0.26	2,795	0.26

Total adjustments	4,742	0.44	17,908	1.66
Tax effect of adjustments*	(428)	(0.04)	(4,454)	(0.41)

Net earnings - adjusted	$5,817	$0.54	$15,626	$1.45

Average shares outstanding - diluted		10,816		10,810

* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

	Three months ended August 31, 2019
Operating income reconciliation	Consolidated	Irrigation	Infrastructure	Corporate
Operating income - reported GAAP measure	$4,060	$3,463	$9,340	$(8,743)
FFG costs	1,947	—	—	1,947
Valuation adjustment	2,795	2,795	—	—

Adjusted operating income	$8,802	$6,258	$9,340	$(6,796)

Operating revenues	$101,885	$69,504	$32,381	$—
Operating income as a percent of operating revenues	4.0%	5.0%	28.8%	N/A
Adjusted operating income as a percent of operating revenues	8.6%	9.0%	28.8%	N/A

	Twelve months ended August 31, 2019
Operating income reconciliation	Consolidated	Irrigation	Infrastructure	Corporate
Operating income - reported GAAP measure	$6,115	$29,804	$16,599	$(40,288)
FFG costs	15,113	676	188	14,249
Valuation adjustment	2,795	2,795	—	—

Adjusted operating income	$24,023	$33,275	$16,787	$(26,039)

Operating revenues	$444,072	$351,498	$92,574	$—
Operating income as a percent of operating revenues	1.4%	8.5%	17.9%	N/A
Adjusted operating income as a percent of operating revenues	5.4%	9.5%	18.1%	N/A